                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            SPRINGS INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[LOGO]
                                               March 8, 1995

To Our Shareholders:

     On behalf of your Company's Board of Directors, I extend to you an invitation to attend the Annual Shareholders' Meeting to be held at the Fort Mill High School Auditorium, Fort Mill, South Carolina, on Monday, May 1, 1995. Directions are provided by the map on the reverse side of this statement.

     The accompanying Notice of Meeting and Proxy Statement cover the details of the matters to be presented. These matters include the election of Directors and ratification of the appointment of the Company's auditors.

     A copy of the 1994 Annual Report is included with this mailing.

     REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, I URGE THAT YOU PARTICIPATE BY COMPLETING AND RETURNING YOUR PROXY AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT AND WILL BE GREATLY APPRECIATED.

                                               Walter Y. Elisha
                                               ----------------
                                               Walter Y. Elisha
                                               Chairman of the Board and
                                               Chief Executive Officer

                            Springs Industries, Inc.
            205 North White Street, Fort Mill, South Carolina 29715

SPRINGS INDUSTRIES, INC.

205 North White Street
Fort Mill, South Carolina 29715

       ------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
       ------------------------------------------------------------------

TIME........................   9:30 a.m., E.D.T., on Monday, May 1, 1995

PLACE.......................   Fort Mill High School Auditorium
                               Fort Mill, South Carolina

ITEMS OF BUSINESS...........   (1) To elect a Board of twelve Directors.

                               (2) To vote upon a resolution ratifying the
                                   appointment of Deloitte & Touche LLP as
                                   independent public accountants for the
                                   Company and its subsidiaries for fiscal year
                                   1995.

                               (3) To transact such other business as may
                                   properly come before the Meeting and any adjournment thereof.

RECORD DATE.................   Holders of Class A Common Stock and Class B
                               Common Stock of record at the close of business, March 6, 1995, are entitled to vote at the Meeting.

ANNUAL REPORT...............   The Annual Report of the Company for 1994, which
                               is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING................   It is important that your shares be represented
                               and voted at the Meeting. Please MARK, SIGN, DATE
                               AND RETURN PROMPTLY the enclosed proxy card in the envelope furnished for that purpose. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Meeting.

                                           C. POWERS DORSETT
                                           Secretary

March 8, 1995

                            SPRINGS INDUSTRIES, INC.

                                PROXY STATEMENT

                                 MARCH 8, 1995

PROXY SOLICITATION AND
GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of Springs Industries, Inc., (the Company) for use at the Annual Meeting of Shareholders (the Meeting) to be held on May 1, 1995, at nine-thirty a.m., and at any adjournment thereof, at which shareholders of record at the close of business on March 6, 1995, shall be entitled to vote. This proxy statement and the proxy card are being mailed to shareholders on or about March 8, 1995.

     On the record date, 9,772,307 shares of Class A Common Stock and 7,830,375 shares of Class B Common Stock were outstanding (collectively referred to as Common Stock). The Class A Common Stock, which is entitled to one vote per share, and the Class B Common Stock, which is entitled to four votes per share, shall be voted together as a single class upon the items scheduled to come before the Meeting.

     In certain situations not expected to come before the Meeting, each class of Common Stock votes as a separate class. These situations include proposals to amend the Company's Articles of Incorporation that would change the number of authorized shares of Class A or Class B Common Stock, change the par value of either class, adversely alter or change powers, preferences or special rights of either class, or require class voting under South Carolina law. Also, in the case of certain business combinations involving the Company and persons or entities controlling or under common control with the Company, holders of Class B Common Stock would be entitled to cast only one vote per share.

     Solicitation of proxies other than by mail may be made by telephone, telegraph, or personal interview by officers and employees of the Company who will not be additionally compensated. The Company has engaged Corporate Investor Communications, Inc., (CIC) to make arrangements with brokers, nominees, fiduciaries, and other custodians for distribution of proxy materials to their principals and to solicit return of proxies from these institutions. The Company will reimburse these institutions for their expenses in accordance with the rules of the New York Stock Exchange and will pay CIC a fee of $4,500 plus reimbursement of reasonable expenses for its services. The cost of soliciting proxies for the Meeting will be borne by the Company.

     If a shareholder directs that a proxy be voted in a specific manner or specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specifications are made, shares represented by each proxy will be voted FOR the nominees for director and FOR ratification of the appointment of Deloitte & Touche LLP. If any other matters or business should properly come before the Meeting (or any adjournment), the person or persons acting under the proxy will vote in accordance with his or their judgment. The Company is not aware of any other matters or business to be presented to the Meeting.

     Shareholders are reminded that they may, if qualified, present resolutions which, if proper for inclusion in next year's proxy statement, may be considered at the 1996 Annual Meeting. Any shareholder proposals so submitted must be received by the Company by November 8, 1995.

     A majority of the outstanding shares of Common Stock will constitute a quorum for the meeting. Votes may be cast for any of the nominees for election as director or withheld. A plurality of votes cast is required for the election of directors. Votes withheld and broker non-votes are excluded and have no effect.

     It is important that your shares be represented at the Meeting. Therefore, please mark, sign, date, and return the enclosed proxy card promptly to ensure your shares will be voted. Your proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the Meeting.

DIRECTORS, NOMINEES, AND ELECTION OF DIRECTORS

     Each person identified below was elected as a director of the Company at last year's Annual Meeting. Each person has been nominated for election as a director to hold office until the next Annual Meeting of Shareholders and until a successor is duly elected and qualified.

     Shares represented by the enclosed proxy will be voted FOR the election of the nominees unless authority is withheld for all or any of the nominees. Although the Board of Directors does not contemplate that any of the twelve nominees named will be unavailable for election, if a vacancy should occur, the proxy will be voted for such substitute nominee or nominees as the Board of Directors may recommend or the Board of Directors may reduce the size of the Board.

     Cumulative voting is permitted in the election of directors, by which each shareholder is entitled to cast the number of votes equal to (i) the number of votes to which his shares are entitled multiplied by (ii) the number of directors to be elected. A shareholder may give one nominee all of such votes or may distribute such votes among the nominees to be elected in such manner as he may desire.

- ------------------   JOHN F. AKERS, AGE 60, RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF IBM
                     CORPORATION. Mr. Akers served as chairman and chief executive officer of IBM
[Photo]              from 1986 until his retirement in May 1993. A director of the Company since
                     December 1993, Mr. Akers is also a director of The New York Times Company and
                     PepsiCo., Inc., and a member of the U.S. Advisory Board of Zurich Insurance
- ------------------   Company.

- ------------------   CRANDALL CLOSE BOWLES, AGE 47, EXECUTIVE VICE PRESIDENT OF THE COMPANY SINCE
                     APRIL 1992. A director of the Company since 1978, Mrs. Bowles served as
[Photo]              president of The Springs Company from 1982 to April 1992. The Springs Company is owned by Mrs. Bowles and members of her family and provides management services to certain of its affiliates. Mrs. Bowles is a director of Duke
- ------------------   Power Company and Wachovia Corporation.

- ------------------   JOHN L. CLENDENIN, AGE 60, CHAIRMAN, CHIEF EXECUTIVE OFFICER AND A DIRECTOR
                     OF BELLSOUTH CORPORATION. Mr. Clendenin has served in these positions since
     [Photo]         1984. A director of the Company since 1990, Mr. Clendenin is also a director of Equifax Inc., National Service Industries, Inc., Providian Corporation,
                     RJR Nabisco, Inc., Wachovia Corporation, The Kroger Company, and Coca-Cola
- ------------------   Enterprises Inc.

- ------------------   LEROY S. CLOSE, AGE 44, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF SANDLAPPER
                     FABRICS, INC., A PRINTER AND CONVERTER OF TEXTILE FABRICS, SINCE 1986. A
     [Photo]         director of the Company since 1991, Mr. Close was a vice president in the
                     Company's Apparel Fabrics Division from 1983 to 1986. Mr. Close is a brother
- ------------------   of Mrs. Bowles.

- ------------------   CHARLES W. COKER, AGE 61, CHAIRMAN, CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF
                     SONOCO PRODUCTS COMPANY (INDUSTRIAL AND CONSUMER PACKAGING). A director of the Company since 1977, Mr. Coker served as director, president and chief
     [Photo]         executive officer of Sonoco Products Company until 1990 when he was elected chairman and chief executive officer. Mr. Coker is also a director of
- ------------------   NationsBank, N.A., Carolina Power & Light Company, and Sara Lee Corporation.

- ------------------   WALTER Y. ELISHA, AGE 62, CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER OF
                     THE COMPANY. A director of the Company since 1980, Mr. Elisha served as president and chief operating officer from 1980 to 1981 and was appointed
     [Photo]         chief executive officer in 1981 and elected chairman of the board in 1983.
                     Mr. Elisha is a director of American Telephone & Telegraph Company and
                     Cummins Engine Company, Inc. Prior to 1980, he was vice chairman and a
- ------------------   director of Jewel Companies, Inc.

- ------------------   DAN M. KRAUSSE, AGE 69, DIRECTOR AND PRESIDENT OF THE KRAUSSE COMPANY
                     (INVESTMENTS). A director of the Company since 1976, Mr. Krausse was the founder, president and chief executive officer of Earth Resources Company
    [Photo]          from 1968 to 1981, and co-founder, chairman and director of Sunwestern Group
                     (venture capital) from 1982 through 1987. Mr. Krausse is chairman and a director of Plains Resources, Inc., and chairman and a director of Axis Gas
- ------------------   Corp.

- ------------------   JOHN H. MCARTHUR, AGE 60, DEAN OF THE FACULTY, HARVARD UNIVERSITY GRADUATE
                     SCHOOL OF BUSINESS, SINCE 1980. A director of the Company since 1989, Dr.
    [Photo]          McArthur is a director of Cabot Corporation, The Chase Manhattan Corporation,
                     and Rohm and Haas Company, and serves as chairman of the Board of Trustees of
- ------------------   Brigham & Women's Hospital and of Partners Health Care System.

- ------------------   ALDO PAPONE, AGE 62, SENIOR ADVISOR, AMERICAN EXPRESS COMPANY, 1991 TO
                     PRESENT. A director of the Company since April 1993, Mr. Papone served as
    [Photo]          chairman and chief executive officer from 1989 to 1990, and as president and chief operating officer from 1985 to 1989, of American Express Travel Related
                     Services Company, Inc. Mr. Papone is a director of American Express Company,
- ------------------   IMRS Inc. and The Body Shop International Plc.

- ------------------   ROBIN B. SMITH, AGE 55, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF PUBLISHERS
                     CLEARING HOUSE. A director of the Company since April 1993, Ms. Smith has
    [Photo]          served as president since 1981, and as chief executive officer since 1988, of
                     Publishers Clearing House. Ms. Smith is a director of BellSouth Corporation,
                     Texaco, Inc., Huffy Corporation, Omnicom Group, Inc., and certain mutual
- ------------------   funds administered by Prudential Mutual Funds Co.

- ------------------   SHERWOOD H. SMITH, JR., AGE 60, CHAIRMAN, CHIEF EXECUTIVE OFFICER AND A
                     DIRECTOR OF CAROLINA POWER & LIGHT COMPANY SINCE 1980. Mr. Smith also served
[PHOTO]              as president of Carolina Power & Light Co. from 1976 to 1992. A director of the Company since 1991, Mr. Smith is also a director of Wachovia Corporation and Northern Telecom, Ltd., and a trustee of Northwestern Mutual Life
- ------------------   Insurance Company.


- ------------------   STEWART TURLEY, AGE 60, CHAIRMAN, CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF
                     ECKERD CORPORATION (RETAIL DRUG STORES). A director of the Company since
[PHOTO]              1984, Mr. Turley has served as a director of Eckerd Corporation since 1971 and as chief executive officer since 1974. He served as president of Eckerd
                     Corporation from 1974 to 1993. He is also a director of Barnett Banks, Inc.,
- ------------------   and Sprint Corp.

INFORMATION REGARDING THE BOARD OF DIRECTORS

     During 1994, the Company's Board of Directors held six meetings. To assist in the discharge of its responsibilities, the Board has established five committees. All directors attended at least 75 percent of the total number of meetings of the Board and committees of the Board on which they serve. Except for the Audit Committee, these committees do not meet on a regular basis but only as circumstances require. The Audit Committee(1), which is responsible for review of the integrity of the Company's financial reporting, review of its internal controls, and recommendation of independent auditors, met three times during 1994. The Management Compensation and Organization Committee(2) met five times. This Committee recommends to the full Board the base salary of the Chief Executive Officer and has responsibility for approval of compensation arrangements for key executives, approval of executive compensation plans, ensuring management continuity and succession, and for recommending a successor to the Chief Executive Officer in the event of a vacancy. The Executive Committee(3), which is authorized to discharge certain responsibilities of the Board between Board meetings, held no meetings in 1994. During 1994, the Finance Committee(4), which is responsible for review of the Company's financial policies and planning, review of methods of financing and recommendations with respect to acquisitions and divestitures, and which has certain fiduciary responsibilities under benefit plans, met three times. The Springs of Achievement Committee(5) met once in 1994 and is responsible for monitoring the Company's 'Springs of Achievement' activities, ensuring that the values of 'Springs of Achievement' are being internalized and sustained, and for recommending new 'Springs of Achievement' initiatives to the Board of Directors. All of the outside directors function as a committee to nominate candidates for Board membership. The outside directors will consider any recommendations made in writing by shareholders respecting possible candidates for the Board of Directors. Such recommendations should be directed to the Secretary of the Company.

     Mr. Donald S. Perkins resigned in January 1995 from the Board of Directors when he assumed the position of Chairman of Kmart Corporation. On behalf of the Company, the Board expresses its appreciation for the valued advice, counsel and dedication of Mr. Perkins.

- ---------------

(1)Consisting of Messrs. Clendenin (chairman), Akers, Papone and Smith and Ms. Smith.

(2)Consisting of Messrs. Coker (chairman), Akers, Clendenin and Close.

(3)Consisting of Mr. Elisha (chairman), Mrs. Bowles and Messrs. Coker and
   Krausse.

(4)Consisting of Messrs. Krausse (chairman), Coker, McArthur, Smith and Turley.

(5)Consisting of Messrs. Turley (chairman), Close, McArthur and Papone and Ms. Smith.

EXECUTIVE OFFICER COMPENSATION AND RELATED INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of compensation for the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                                -------------------------------------
                                                   ANNUAL COMPENSATION (1)
                                                 ----------------------------            AWARDS
                                                                       OTHER    -------------------------   LONG-TERM
                                                                       ANNUAL   RESTRICTED                  INCENTIVE   ALL OTHER
     NAME          PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMP.    STOCK (2)    OPTIONS/SARS    PAYOUTS    COMP. (3)
- ---------------  -----------------------  -----  --------   --------   ------   ----------   ------------   ---------   ---------
Elisha, W.Y.     Chairman of the          1994   $600,000   $525,000    0            0           7,500       $36,501     $11,394
                 Board and Chief          1993   $575,004   $400,000    0            0           7,500             0     $16,421
                 Executive Officer        1992   $541,668   $425,000    0            0               0             0     $15,824
Bowles, C.C.     Executive Vice           1994   $225,000   $125,000    0            0           3,000       $ 4,303     $33,394
                 President                1993   $196,254   $ 75,000    0            0           3,000             0     $21,561
                                          1992   $132,586   $ 48,000    0            0               0             0      $6,217
Kelbley, S.P.    Executive Vice           1994   $275,004   $170,000    0            0           3,000       $10,198     $42,194
                 President                1993   $275,004   $110,000    0            0           3,000             0     $26,421
                                          1992   $275,004   $150,000    0            0               0             0     $15,824
Moser, R.W.      Executive Vice           1994   $260,004   $120,000    0            0           3,000       $ 8,713     $48,194
                 President                1993   $245,004   $100,000    0            0           3,000             0     $36,421
                                          1992   $238,340   $112,000    0            0               0             0     $35,824
O'Connor, T.P.   Executive Vice           1994   $260,000   $120,000    0            0           3,000       $ 8,157     $48,194
                 President                1993   $245,004   $100,000    0            0           3,000             0     $36,421
                                          1992   $228,340   $180,000    0            0               0             0     $35,824

- ---------------
(1) Includes amounts earned in fiscal year, regardless of whether deferred.

(2) Aggregate holdings and value of restricted stock and share units at the end of the Company's last completed fiscal year for the named executive officers are as follows based on a closing price of $37.00 at December 31, 1994: Mr. Elisha held 28,129 shares of restricted stock valued at $1,040,773 and 10,736 deferred stock units valued at $397,232; Mr. Kelbley held 5,000 shares of deferred stock valued at $185,000 which vest over five years at 20% per year; Mr. Moser held 637 shares of restricted stock valued at $23,569 and 3,476 deferred stock units valued at $128,612; Mr. O'Connor held 436 shares of restricted stock valued at $16,132 and 1,000 deferred stock units valued at $37,000 which vest over five years at 20% per year. At the same time and rate as dividends are paid to shareholders of unrestricted Class A common stock, dividends are paid on the restricted stock and accrued and deferred on the deferred stock units and deferred stock.

(3) Includes company contributions to the Springs of Achievement Partnership Plan, which is a tax qualified profit sharing and savings plan in which substantially all of the Company's associates participate. Amounts credited for 1994 are as follows:

                                         SAVINGS FUND             PROFIT SHARING RETIREMENT FUND
                                         ------------             ------------------------------
            Mr. Elisha.............        $  3,000                           $8,394
            Mr. Kelbley............        $  3,000                           $8,394
            Ms. Bowles.............        $  3,000                           $8,394
            Mr. Moser..............        $  3,000                           $8,394
            Mr. O'Connor...........        $  3,000                           $8,394

     Also included are credits to a contingent compensation plan. In this plan, amounts credited to the participant's account are contingent upon continued employment with the Company and vest at a rate of 10 percent per year until termination of employment. A participant's entire account is fully vested upon retirement on or after age sixty-five, death, or total disability. The account balance may be adjusted each year by an adjustment factor selected by the Board's Management Compensation and Organization Committee. Amounts credited for 1994 are as follows:

            Mr. Elisha.............               0
            Ms. Bowles.............        $ 10,000
            Mr. Kelbley............        $ 10,000
            Mr. Moser..............        $ 20,000
            Mr. O'Connor...........        $ 20,000

     Also includes amounts credited to an excess benefit plan and a deferred compensation plan, which provide for credits equivalent to contributions under the Springs of Achievement Partnership Plan for deferred compensation and compensation in excess of limitations provided under the Internal Revenue Code. Amounts credited for 1994 are as follows:

            Mr. Elisha.............               0
            Ms. Bowles.............        $ 12,000
            Mr. Kelbley............        $ 20,800
            Mr. Moser..............        $ 16,800
            Mr. O'Connor...........        $ 16,800

OPTION TABLES

     The following table provides information about option grants in 1994 for the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS(1)
                                     --------------------------------                                GRANT DATE
                                      NUMBER OF         % OF TOTAL                                    VALUE(2)
                                      SECURITIES       OPTIONS/SARS       EXERCISE                   ----------
                                      UNDERLYING        GRANTED TO        OR BASE                    GRANT DATE
                                     OPTIONS/SARS      EMPLOYEES IN        PRICE       EXPIRATION     PRESENT
               NAME                  GRANTED (#)      FISCAL YEAR(3)       ($/SH)         DATE        VALUE $
- -----------------------------------  ------------     ---------------     --------     ----------    ----------
W.Y. Elisha........................      7,500              12.6%          $34.33       4/18/2004     $ 88,950
S.P. Kelbley.......................      3,000              5.04%          $34.33       4/18/2004     $ 35,580
R.W. Moser.........................      3,000              5.04%          $34.33       4/18/2004     $ 35,580
T.P. O'Connor......................      3,000              5.04%          $34.33       4/18/2004     $ 35,580
C.C. Bowles........................      3,000              5.04%          $34.33       4/18/2004     $ 35,580

- ---------------
(1) All of the options were nonqualified options, were granted at the market value on the date of grant, have a term of ten years, and become exercisable as to one-third of the options on the third anniversary of the date of grant, and as to an additional one-third of the options on the fourth and fifth anniversaries of the date of grant.

(2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

        - An exercise price of $34.33 equal to the fair market value of the underlying stock on the date of grant.

        - An option term of ten years.

        - An interest rate of 6.97 percent that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.

        - Volatility of 31.332 percent calculated using daily stock prices for the one-year period prior to the grant date.

        - Dividends at the rate of $1.20 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

     The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

(3) Based on options for 59,500 shares granted to all employees during 1994.

     The following table provides information about options and incremental stock equivalents, which are similar to freestanding stock appreciation rights, held by the named executive officers.

          AGGREGATED OPTION/SAR EXERCISES AND FY-END OPTION/SAR VALUES

                                                                      NUMBER OF                       VALUE OF
                                                                UNEXERCISED OPTIONS/          UNEXERCISED, IN-THE-MONEY
                                                                       SARS AT                     OPTIONS/SARS AT
                                      SHARES                       FISCAL YEAR END               FISCAL YEAR END (2)
                                    ACQUIRED ON    VALUE     ---------------------------     ---------------------------
               NAME                  EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
- ----------------------------------  -----------   --------   -----------   -------------     -----------   -------------
Elisha, W.Y.......................       0            0             0           289,000(1)           0      $ 4,405,001
Kelbley, S.P......................       0            0         6,000            30,000         48,000      $   200,001
Bowles, C.C.......................       0            0             0             6,000              0      $     8,001
Moser, R.W........................       0            0         6,000            30,000         48,000      $   200,001
O'Connor, T.P.....................       0            0         6,000            30,000         48,000      $   200,001

- ---------------
(1) Includes 274,000 incremental stock equivalents granted under the Company's Deferred Unit Stock Plan in 1980, 1985, 1990, and 1991 and stock options for 15,000 shares of Class A Common Stock. The value of the incremental stock equivalents is payable over a period of 10 years after termination of employment; however, Mr. Elisha currently has the right to convert the value to deferred stock or restricted stock during certain designated window periods.

(2) Value is equal to the difference between the closing market price of the underlying Class A Common Stock at December 31, 1994 ($37.00) and the exercise or base price.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The following table provides information about awards of performance units under the Company's Incentive Stock Plan to the named executive officers.

               LONG-TERM INCENTIVE PLANS -- AWARDS IN FISCAL YEAR

                                                                  PERFORMANCE
                                                                   OR OTHER        ESTIMATED FUTURE PAYOUTS
                                                                    PERIOD        UNDER NON-STOCK PRICE BASED
                                                 NUMBER OF           UNTIL                 PLANS (2)
                                              SHARES, UNITS,      MATURATION    -------------------------------
                   NAME                     OR OTHER RIGHTS (1)    OR PAYOUT    THRESHOLD    TARGET    MAXIMUM
- ------------------------------------------  -------------------   -----------   ---------   --------   --------
Elisha, W.Y...............................         11,987          3 Years      $ 133,056   $443,519   $887,038
Bowles, C.C...............................          2,397          3 Years      $  26,607   $ 88,689   $177,378
Kelbley, S.P..............................          2,930          3 Years      $  32,523   $108,410   $216,820
Moser, R.W................................          2,770          3 Years      $  30,747   $102,490   $204,980
O'Connor, T.P.............................          2,770          3 Years      $  30,747   $102,490   $204,980

- ---------------
(1) The number of performance units earned is based on total shareholder return over a three-year performance cycle as compared to the Standard & Poor's
    500. Achievement at the 30th percentile of these companies will result in payment of the threshold amount. The number increases proportionately up to a maximum award at the 90th percentile. No payment is made if achievement is less than the 30th percentile.

(2) The value of units earned is based on the Company's Class A Common Stock price at the last day of the performance period (December 28, 1996) or, if greater, at the first day of the performance period (January 2, 1994). The amount of estimated future payout is based on the Class A Common Stock closing price at December 31, 1994, of $37.00.

RETIREMENT PLAN

     The Company's Senior Executive Supplemental Retirement Plan provides for target retirement benefits and a death benefit after retirement to Mr. Elisha. The annual target benefit is equal to a percentage of the participant's final average earnings (based on salary and bonus) at given ages and years of service. The maximum benefit is earned at 20 years of service. The benefit is offset by amounts payable under the profit-sharing fund of the Company's Springs of Achievement Partnership Plan, by one-half of the participant's Primary Social Security benefit, by certain credits to deferred compensation plan accounts, and by post-retirement amounts payable pursuant to employment agreements. The benefits payable under this plan are payable for the life of the participant with a 50% survivor's benefit being payable for the life of a survivor's spouse. The estimated years of service for Mr. Elisha are fourteen. The following table provides target benefits at specified levels of final average compensation and years of service.

                               PENSION PLAN TABLE


   FINAL                  YEARS OF SERVICE (AT AGE 65)
  AVERAGE                -------------------------------
COMPENSATION                10                20 OR MORE
- ------------             -------------------------------
 $  500,000              $225,000              $250,000
 $  600,000              $270,000              $300,000
 $  900,000              $405,000              $450,000
 $1,200,000              $540,000              $600,000

MANAGEMENT COMPENSATION AND ORGANIZATION COMMITTEE REPORT

     This report describes the compensation policies of the Management Compensation and Organization Committee applicable to the executive officers of the Company named in the Summary Compensation Table, including the specific relationship of corporate performance to compensation of executive officers for 1994. The report also discusses the 1994 compensation of Mr. Elisha, the Chairman of the Board and Chief Executive Officer, and the factors and criteria upon which it is based.

Compensation Philosophy

     The Company's executive compensation program is linked to corporate performance and return to shareholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price. To allow monitoring of the strategy, a benchmark of median compensation levels for median performance is used. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity based plans and finally to provide a compensation program that recognizes individual contributions as well as overall business results.

Management Compensation and Organization Committee

     The Management Compensation and Organization Committee (the Compensation Committee) is composed of four non-employee directors. The Compensation Committee is responsible for approval of compensation arrangements for key executives and executive compensation plans. The Compensation Committee reviews recommendations from Mr. Elisha for key executives other than Mr. Elisha. Mr. Elisha's base salary is approved by the outside directors upon recommendation by the Compensation Committee.

     The Compensation Committee periodically conducts a full review of the Company's executive compensation program. The last review was completed in 1994. This review included a comprehensive report from an independent compensation consultant assessing the effectiveness of the Company's compensation program and comparing the Company's executive compensation, and corporate performance as reflected by total return to shareholders, to a peer group of public corporations recommended by the consultants. The compensation peer group is smaller than the peer group used for the Performance Graph and consists of 17 companies that had comparable total shareholder return to Springs over a period of five to eight years. Revenues of these companies range from $750 million to $6 billion. The Compensation Committee reviews the selection of peer companies used for compensation analysis and believes the smaller group is more suitable for comparison purposes. The compensation reviews permit an ongoing evaluation of the link between the Company's performance and its executive compensation as compared to the compensation programs of other similarly positioned companies.

Compensation Program

     The Company's compensation program reflects a weighting of annual base salary and bonuses (the Annual Component) and equity-based incentives (the Long-Term Component). Annual bonuses are weighted toward the achievement of specific corporate financial targets, but individual performance is also considered. To reflect longer term objectives, the program also includes strategic equity-based components based on increases in shareholder value which provide incentives to motivate executive behavior over the long term.

     (1) Annual Component: Base Salary and Annual Bonus

     Base Salary: Base salaries for executive officers are determined with reference to a salary grade level for each job. These levels are determined by evaluating the responsibilities of each position and comparing it with other comparable executive officer positions in the marketplace. In recent years, salary adjustments for executive officers generally have been made in fifteen month intervals under the Company's compensation policy. The amount of adjustment is determined by the Compensation Committee upon recommendation by the Chief Executive Officer, within specified limits adopted for all Company associates, based on his evaluation of personal performance. The base salaries of the named executive officers generally are less than the mid-point of comparable positions at those companies within the compensation peer group that have comparable revenues to the Company. Increases in base salary for the named executive officers in 1994 were based on subjective evaluation of individual performance as well as the need to move the salaries of certain executive officers closer to the midpoint of comparable positions at the peer group companies.

     Annual Bonus: Executive bonuses in 1994 were earned pursuant to the Company's Achievement Incentive Plan (the AIP). The AIP links compensation to the performance of the Company. Under this plan, a bonus pool is established based on achievement of return on assets employed for each of the Company's divisions and subsidiaries relative to a targeted return. In addition, the bonus pool may be increased based on improvement in return on assets employed over the previous year. A bonus pool based on the combined achievement of the Company's divisions and subsidiaries is established for certain corporate executives, including all executive officers. For 1994, 70.5% of the corporate bonus pool was based on achievement of targeted return on assets employed and 29.5% was based on improvement in return on assets employed over the previous year. Key executives of the Company receive discretionary bonuses from this pool based on individual performance. The maximum bonuses range from 50% to 150% of annual base salary depending on the executives' salary grades.

     (2) Long-Term Component

     To align shareholders' and executive officers' interests, the Company's compensation program includes long-term compensation in the form of performance unit awards and stock options. The value of these awards is related to the value of Company common shares. These awards are made under the Company's Incentive Stock Plan which was approved by the shareholders at the 1991 Annual Meeting.

     Performance units are granted in three-year cycles. For cycles ending after 1994, one-half of any amount earned is paid in cash and the other one-half is paid in deferred stock, which is subject to an additional two-year vesting period, and performance is measured by ranking the Company's total shareholder return over the three-year cycle within the total shareholder returns of the companies included in the Standard & Poor's 500 Index. No payment is made for performance below the 30th percentile of the S&P 500 group, and the maximum payment is made at the 90th percentile. Long-term incentive payments in 1994 were based on achievement of 62 percent of the targeted return on assets employed, which was the performance measure for the three year cycle ending in 1994.

     The number of options and performance units granted to executive officers in 1994 was based on salary grade and base salary. An examination in 1992 of the long-term compensation component of the compensation peer group revealed that the value of the long-term incentive compensation of the Company's executive officers was generally below the median of the compensation peer group. As a result, an annual program of option grants was established in 1993 in addition to grants of performance units. The option grants in 1994 were made pursuant to that program and were intended to move the long-term compensation component of the Company's compensation program closer to the median of the peer group.

CEO Compensation

     Under the Compensation Committee's policy regarding CEO compensation, over one-half of Mr. Elisha's compensation opportunity is at risk based on the Company's performance and the Committee's evaluation of his performance. In reviewing Mr. Elisha's total compensation, the Compensation Committee, along with the rest of the outside directors, reviews and considers Mr. Elisha's recent performance, his achievements in prior years, and his performance trend; and also reviews his accomplishment of specific goals established for him. In addition with respect to the long-term component of the compensation program, the Compensation Committee in 1994 granted performance unit awards and stock options to Mr. Elisha under the Incentive Stock Plan as disclosed in the tables on pages 9 and 10.

     Mr. Elisha's salary rate was increased in January 1994 to maintain Mr. Elisha's salary near the median level for chief executive officers of companies in the compensation peer group. In addition the Committee reviewed and considered the Company's performance in 1993 including record sales for the year, completion of long-range capital plans for grey manufacturing and finishing and industry leadership in connection with NAFTA and strengthening of the Company's position in Canada and Mexico. No relative weighting or importance was given to any of these considerations.

     The Committee's decision relating to Mr. Elisha's AIP bonus for 1994 was based primarily on the Company's achievements in 1994 relative to the performance criteria set forth in the AIP, which is described on page 12, but the Committee also considered, without assigning any relative weighting, the Company's achievement under Mr. Elisha's leadership of record sales and near record earnings in 1994, record sales and record earnings for the third and fourth quarters of 1994, significant profit improvement over the previous four years, successful completion of a major cost reduction program, improvement in the Company's balance sheet through reduction of short and long-term debt, substantial completion of the restructuring of the Company's finished fabrics operations, successful introduction of the Liz At Home(TM) line of home furnishings, success of the Company's quality program and enhancement of the Company's brand and market image through the Company's Market Planning Group.

     In addition to leading the Company through a successful year, Mr. Elisha has continued to strengthen the confidence, trust and commitment of the Company's associates. Under his leadership, the Springs of Achievement program continues to serve as a framework for operating the business and dealing with all its constituencies. Mr. Elisha is aggressively positioning the Company and its culture for continued success in the future through strategic acquisitions, hiring key personnel, and establishing a long-term strategic focus.

     The Compensation Committee has concluded that Mr. Elisha's performance warrants the compensation for 1994 as reflected in the Summary Compensation Table on page 7.

     The Compensation Committee has considered the limitations on deductibility of certain compensation under Section 162(m) of the Internal Revenue Code. The Compensation Committee's current policy is to assure that all compensation is deductible under Section 162(m) when paid.

                      Management Compensation and Organization Committee

                                C. W. Coker, Chairman
                                J. F. Akers
                                J. L. Clendenin
                                L. S. Close

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Akers, Coker, Clendenin, Close, Perkins and Papone served as members of the Compensation Committee in 1994. Mr. Akers replaced Mr. Papone as a member in April 1994 and Mr. Perkins resigned from the Board in January 1995. Mr. Close, who was a divisional officer of the Company from 1983 to 1986, (i) is affiliated with the Lancaster & Chester Railway Company, which received $44,996 from the Company in 1994 for rent, railroad track maintenance and the final two monthly purchase payments for a warehouse purchased in 1974; Kanawha Insurance Company, which received $3.4 million in 1994 for administrative services to the Company's self-funded medical plan and for group life insurance premiums; and The Springs Company and affiliated or related entities, which paid the Company $39,167 in 1994 for administrative, maintenance and other services; and (ii) is president and chief executive officer of Sandlapper Fabrics, Inc., which paid the Company $18,996 for purchase of fabrics in 1994. During 1994, Mr. Papone provided consulting services to the Company for which he was paid $50,000. These services included meetings and consultations with the Company's Market Steering Committee regarding consumer advertising and contacts with the Company's primary advertising agency. In addition, Mr. Papone reviewed the Company's printed and television advertising programs and consumer packaging. Mr. Papone will provide similar services in 1995 and has been paid a retainer of $50,000 for 1995. The retainer may be adjusted depending on the extent of consulting services provided in 1995.

EMPLOYMENT AGREEMENTS

     Mr. Elisha was employed pursuant to an employment agreement which expired on March 31, 1990. Certain death benefits provided under the agreement and a provision that Mr. Elisha will not engage in direct competition with the Company for a period of two years after termination of his employment by the Company or three years after termination of employment for any other reason survive the termination of this agreement.

PERFORMANCE GRAPH

Comparative Five-Year Total Returns*
Springs Industries, Inc., S&P 500, Peer Group

     Measurement Period          SPRINGS
   (Fiscal Year Covered)       INDUSTRIES     S & P INDEX     PEER GROUP
1989                                    100            100            100
1990                                  62.00          96.89          85.98
1991                                  89.71         126.42          91.19
1992                                 106.17         136.05          95.04
1993                                 114.50         149.76          95.29
1994                                 116.23         151.74          83.27

     Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Company's Class A Common Stock, S&P 500, and Peer Group.
- ---------------
* Cumulative total return assumes reinvestment of dividends.

     The peer group is composed of those fifty S&P 500 companies with market capitalizations closest to the Company's, as of the beginning of the Company's 1994 fiscal year, which the Compensation Committee believes is the most representative group for purposes of comparing the Company's shareholders' return. The Compensation Committee believes a representative group of reporting companies cannot be identified in the same industry or lines of business as the Company and that published industry indexes are not representative of the Company and its lines of business. See Exhibit A for a list of companies in the Peer Group and for a list of companies deleted from last year's Peer Group.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company (Outside Directors) receive an annual cash retainer of $18,000 and, as described below, restricted shares of the Company's Class A Common Stock under the Company's Restricted Stock Plan for Outside Directors (the Directors' Restricted Stock Plan). In addition, each Outside Director receives a fee of $2,500 for attendance at each special meeting of the Board and $1,000 for each special meeting conducted by telephone. Chairmen of Board Committees each receive an additional annual fee of $1,000.

     Under the terms of the Directors' Restricted Stock Plan, each Outside Director receives an annual grant of shares of Class A Common Stock (Restricted Shares) as of the day before each annual meeting of shareholders having a market value equal to the annual cash retainer fee earned by the director for the preceding year, subject to forfeiture and to the restrictions described below, without payment of any consideration.

     The Restricted Shares are issued each year effective as of the day immediately preceding the annual meeting of shareholders of the Company. The market value of the Restricted Shares is based on an average market price of the Class A Common Stock during the ten trading day period ending on that day. Restricted Shares issued under the Plan may be either authorized and unissued shares of Class A Common Stock or previously issued shares reacquired by the Company.

     During the restriction period provided under the Plan (the Restriction Period), the Outside Director has the right to vote the Restricted Shares and to receive and retain all regular cash dividends which are paid or distributed on the Class A Common Stock, and to exercise all other rights as a holder of Class A Common Stock. Prior to the end of the Restriction Period, however, the Outside Director may not sell, transfer or otherwise dispose of the Restricted Shares and the Company retains custody of the certificates representing the Restricted Shares and all distributions other than regular cash dividends.

     The Restriction Period ends, and all Restricted Shares granted to an Outside Director become vested, upon the termination of the Outside Director's service on the Board on account of (i) retirement in compliance with the Board's mandatory retirement policy; (ii) failure to be re-elected; or (iii) death or disability. In addition, the Restriction Period may end with the approval of the Board on a case-by-case basis if an Outside Director terminates his or her service as a member of the Board (i) for reasons of personal or financial hardship; (ii) to serve in any governmental, diplomatic or any other public service position or capacity; (iii) to avoid or protect against a conflict of interest; (iv) on the advice of legal counsel; or (v) as a result of any other extraordinary circumstances that the Board determines to be comparable to the foregoing. The Board of Directors determined that Mr. Donald S. Perkins resigned from the Board in January 1995 in order to avoid or protect against a conflict of interest and consequently the Restriction Period ended with respect to 1,412 shares of Class A Common Stock held by Mr. Perkins under the Plan.

     Upon the completion of the Restriction Period, all Restricted Shares granted to an Outside Director and any distributions thereon retained by the Company during the Restriction Period become vested. If an Outside Director leaves the Board for any reason other than as set forth above, then all Restricted Shares issued to such Outside Director would be forfeited to the Company.

     A non-employee Director may elect deferral of compensation under the Company's Deferred Compensation Plan for Outside Directors. Under this plan, an account for a Director who elects deferral is credited with units equal to the number of shares of Class A Common Stock that could have been purchased with the amount deferred. Credits representing dividends are made each quarter to the Director's related dividend account in the amount of dividends paid on an equal number of shares of the Company's Class A Common Stock. Further credits to the dividend account are made quarterly for interest at the prime rate. After termination of services, each Director who has deferred compensation receives over a selected period a number of shares of Class A Common Stock equal to the number of units in his deferred account and cash from his related dividend account. In lieu of distributing Class A Common Stock, the Company may distribute cash payments based on the value at distribution of the number of shares which would have been distributed. Directors may also elect to have deferred compensation credited to a measuring fund account or interest account. The measuring fund consists of a managed portfolio of investments that are assets of the Company and is adjusted quarterly for income and appreciation or depreciation. The interest account is credited quarterly with interest at the prime rate.

     Prior to May 1, 1986, each non-employee Director had the opportunity to elect deferral under the Outside Directors COLI Deferred Compensation Plan of up to $18,000 per year of compensation to be earned during the four-year period ending April 30, 1990. Upon death or retirement from the Board, a Director or his beneficiary will be entitled to payments based upon the amount of compensation which has been deferred and the period of deferral. Subject to certain conditions, a participant's deferred compensation account is credited with interest at an annualized rate equal to Moody's Seasoned Corporate Bond Yield Index, plus 2% to age 55 and plus 4% thereafter. If a Director dies before any distribution of his benefits has commenced, his beneficiary may receive a specified death benefit or the participant's accumulated account balance, whichever is greater. The Company has purchased life insurance policies to fund its obligations under the plan. Four Directors participate in the Plan.

     Credits under the COLI Plan and the Deferred Compensation Plan are only contractual obligations of the Company and create no rights superior to other unsecured, general creditors.

RATIFICATION OF APPOINTMENT
OF PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee of the Board of Directors, the Board has appointed Deloitte & Touche LLP (Deloitte) as independent certified public accountants for the Company to audit the consolidated financial statements of the Company and its subsidiaries for the 1995 fiscal year.

     Deloitte has acted for the Company in this capacity since 1940. Its representatives will attend the Meeting, will be given the opportunity to make a statement if they desire, and will respond to questions directed to them relating to their audit or to the Company's financial statements.

     The Company's Board of Directors recommends ratification of the appointment of Deloitte as independent certified public accountants for the Company to audit the consolidated financial statements of the Company and its subsidiaries for the 1995 fiscal year. If a majority of the votes cast at the Meeting, in person or by proxy, should not approve such appointment, the Audit Committee and the Board of Directors of the Company will reconsider the appointment of independent certified public accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                              CLASS A             CLASS B          PERCENTAGE
                     NAME                 COMMON STOCK(1)     COMMON STOCK(1)      OF CLASS B
        ------------------------------    ---------------     ---------------     -------------
        DIRECTORS & NOMINEES
        J. F. Akers...................     1,176(2)(3)
        C. C. Bowles..................       662(2)(3)(4)      135,600(5)              1.7%
        J. L. Clendenin...............     1,612(2)(3)
        L. S. Close...................     1,412(2)(3)         129,199(5)              1.6%
        C. W. Coker...................     2,912(2)(3)
        W. Y. Elisha..................    10,207(2)(4)(6)       50,201(2)(4)
        D. M. Krausse.................     1,806(2)(3)
        J. H. McArthur................     1,512(2)(3)
        A. Papone.....................     1,526(2)(3)
        R. B. Smith...................       726(2)(3)
        S. H. Smith...................     1,596(2)(3)
        S. Turley.....................     2,412(2)(3)
        EXECUTIVE OFFICERS
        S. P. Kelbley.................     6,201(2)(4)(7)
        R. W. Moser...................    13,429(2)(4)(7)
        T. P. O'Connor................     9,156(2)(4)(7)
        All Directors, Nominees and
          Executive Officers as a
          Group.......................    81,599(2)(4)(7)      315,010                 4.0%

- ---------------
(1) Number of shares held as of February 16, 1995

(2) Less than 1% of class.

(3) Includes shares held under the Directors' Restricted Stock Plan as follows: Mr. Akers -- 176, Ms. Bowles -- 487, Messrs. Clendenin, Close, Coker, Krausse, McArthur, and Turley -- 1,412 each, Mr. Papone and Ms. Smith -- 526 each, and Mr. Smith -- 1,096. The directors have sole voting power as to these shares, but do not have investment power until lapse of restrictions on the restricted shares.

(4) Includes shares held in the Springs of Achievement Partnership Plan and/or restricted shares as follows: Ms. Bowles -- 175; Mr. Elisha -- 1,567 shares of Class A Common Stock and 25,449 shares of Class B Common Stock; Mr. Kelbley -- 201; Mr. Moser -- 324; and Mr. O'Connor -- 422. These persons have sole voting power as to these shares, but do not have investment power until the shares are distributed in the case of the Springs of Achievement Partnership Plan or until restrictions lapse in the case of restricted shares.

(5) See Page 19 for additional information about ownership of Class B common stock.

(6) Does not include 30,000 shares of Class A Common Stock held by a trust for the benefit of Mr. Elisha's children and grandchildren of which Mr. Elisha was the settlor. Mr. Elisha disclaims beneficial ownership of those shares.

(7) Includes beneficial ownership of Class A common stock that may be acquired within 60 days pursuant to stock options awarded under the Incentive Stock Plan as follows: for Mr. Kelbley -- 6,000; for Mr. Moser -- 6,000; and for Mr. O'Connor -- 6,000.

Close Family Ownership

     Mrs. Anne Springs Close and members of her family, including Mrs. Crandall Close Bowles and Mr. Leroy S. Close, (collectively the Close Family) and certain related entities, own a total of 7,734,732 shares (98.8%) of the Company's Class B Common Stock and 2,074 shares of Class A Common Stock (.1%) as shown in the following table and accompanying notes:

                                                   CLASS A             CLASS B         PERCENTAGE
                                                COMMON STOCK        COMMON STOCK       OF CLASS B
                       NAME(1)                       (2)                 (2)              (2)
        -------------------------------------  ---------------     ---------------     ----------
        Anne Springs Close...................                           112,964             1.4
        Crandall Close Bowles................         662               135,600             1.7
        Leroy S. Close.......................       1,412               129,199             1.6
        Close Family Trusts..................                         5,083,682(3)         64.9
        The Springs Company..................                         1,401,930(4)         17.9
        Central Reassurance Corporation                                 400,000(5)          5.1

- ---------------
(1) The address for the named parties is P.O. Drawer 460, Lancaster, South Carolina 29721.

(2) As of February 16, 1995.

(3) These shares are held in different trusts by Mrs. Close, and by certain children of Mrs. Close, as trustees for the children of Mrs. Close. While Mrs. Close, Mrs. Bowles and Mr. Close each disclaim beneficial ownership of these shares, they have shared voting power with respect to 4,178,680, 2,655,610, and 1,849,743 of these shares, respectively.

(4) In addition to the Class B shares shown, The Springs Company holds 471,357 shares (6.0%) as the trustee of management trusts for certain members of the Close Family. All outstanding stock of The Springs Company is owned by trusts for the benefit of certain members of the Close Family. Mrs. Close, Mrs. Bowles and Mr. Close are directors of The Springs Company.

(5) All outstanding stock of Central Reassurance Corporation is owned by trusts for the benefit of certain members of the Close Family. Mrs. Bowles is a director of Central Reassurance Corporation.

Other Principal Holders Of Common Stock

                                                                          PERCENTAGE OF
         CLASS                    NAME & ADDRESS              AMOUNT          CLASS
- -----------------------  ---------------------------------    -------     -------------
Class A Common           Thompson Siegel & Walmsley, Inc.     622,195(1)       6.3%
                         5000 Monument Av.
                         Richmond, VA 23230

- ---------------
(1) Sole voting power as to 303,610 shares (3.1%), shared voting power as to 221,510 shares(2.3%), sole investment power as to 619,495 shares (6.4%), shared investment power as to 2,700 shares.

TRANSACTIONS WITH CERTAIN PERSONS

     For many years the Company has transacted business with certain companies that are controlled by members of the Close Family. Mrs. Bowles and Mr. Close are affiliated with these companies. The amounts paid or received by the Company for these transactions are set forth in the following paragraphs.

     Lancaster and Chester Railway Company ("L&C"), regulated by the Interstate Commerce Commission, operates a short-line rail carrier service between Lancaster and Chester, South Carolina, principally serving the Company. It also leases warehouses to the Company and provides railway track maintenance. The Company paid L&C approximately $5,134 for rent and $8,848 for track maintenance in 1994, and $31,014 as final payments for a warehouse purchased in 1974.

     Kanawha Insurance Company writes certain group insurance policies for the Company. Kanawha also provides administrative services under the Company's self-funded medical plan. Premiums paid by the Company to Kanawha for the group policies totaled approximately $1.9 million in 1994. The Company paid Kanawha approximately $1.4 million in 1994 for administrative services under the Company's medical plan.

     In the opinion of the Company's management, the services, property, and facilities described in the foregoing paragraphs, which have been reviewed by the Audit Committee, have been obtained by the Company on terms as favorable as those available from unaffiliated parties.

     Charges by the Company for services and sales in 1994 to affiliates or related interests (excluding charges to charitable organizations for materials and services related to their local charitable and educational programs, and excluding materials and services acquired from outside sources for the benefit of related entities for which the Company received full reimbursement) were approximately $58,163 to The Springs Company and its affiliated or related entities and to the Close family consisting primarily of recordkeeping, administrative, maintenance, and courier services, and $18,996 to Sandlapper Fabrics, Inc., for sale of fabrics.

     The Company, as a service to its employees and pursuant to individual authorization, provides at no charge a payroll deduction program for payment of premiums on individual insurance policies purchased directly from Kanawha Insurance Company.

     In 1987 the Company entered into a 50-year lease with Springland, Inc., a wholly-owned subsidiary of The Springs Company, to lease the Founder's House located in Fort Mill, South Carolina, which is listed in the National Register of Historic Structures. The Company uses the Founder's House to provide quarters for visiting directors, associates and guests of the Company. The Founder's House is also used for meetings by the Company.

     The Company is obligated to pay rent of $1 per year under the lease and to pay for all utilities, insurance, maintenance, and taxes on the Founder's House. Springland has the right to terminate the lease upon six months' notice after the year 2019. If Springland elects to terminate the lease, it must pay the Company the unamortized book value of improvements made by the Company computed on a straight line amortization basis over a forty-year useful life. In return for leasing the Founder's House for $1 per year, the Company paid approximately $1,470,000 in 1988 for the rehabilitation and reconstruction of the Founder's House and received a tax credit of approximately $140,000 for a portion of the cost of rehabilitation.

OTHER MATTERS

     The minutes of the Annual Meeting of Shareholders held April 19, 1994, and reports by Mr. Elisha will be presented at the Meeting, but it is not intended that action taken under the proxy will constitute approval of matters referred to in such minutes or reports.

     The Company's management is not aware of any other matters to be presented at the Meeting. If other matters should arise, however, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the discretion of the persons named in the proxy.

ANNUAL REPORT AND FORM 10-K

     The Annual Report to Shareholders, including financial statements of the Company for the fiscal year ended December 31, 1994, is included with these proxy materials. The Annual Report is not a part of the proxy soliciting material.

     A copy of the Company's annual report on Form 10-K to the Securities and Exchange Commission may be obtained by shareholders without charge by writing:
Springs Industries, Inc., P. O. Box 70, Fort Mill, South Carolina 29716,
Attention: Secretary.

                                       FOR THE BOARD OF DIRECTORS
                                       C. POWERS DORSETT
                                       Secretary

                                                                   March 8, 1995

                                                                       EXHIBIT A

                          COMPANIES IN THE PEER GROUP

Alberto-Culver Company -Class B
Alexander & Alexander
  Services, Inc.
Armco, Inc.
Bassett Furniture Industries, Inc.
Brown Group, Inc.
Bruno's, Inc.
Centex Corporation
Charming Shoppes, Inc.
Cincinnati Milacron, Inc.
Community Psychiatric Centers
Consolidated Freightways, Inc.
Coors (Adolph) Company -
  Class B
Crane Company
Cray Research, Inc.
Eastern Enterprises
EG&G, Inc.
Enserch Corporation
First Mississippi Corporation
Fleetwood Enterprises, Inc.
Fleming Companies, Inc.
Giddings & Lewis, Inc.
Great Atlantic & Pacific
  Tea Co., Inc.
Harland (J. H.) Company
Harnischfeger Industries, Inc.
Helmerich & Payne, Inc.
Jostens, Inc.
Kaufman and Broad Home
  Corporation
Longs Drug Stores Corporation
Luby's Cafeterias, Inc.
Maxus Energy Corporation
Meredith Corporation
Morrison Knudsen Corporation
Nacco Industries, Inc. -Class A
Noram Energy Corporation
Ogden Corporation
Oneok, Inc.
Outboard Marine Corporation
Pulte Corporation
Rowan Companies, Inc.
Ryan's Family Steak Houses, Inc.
Safety-Kleen Corporation
Santa Fe Energy Resources, Inc.
Shared Medical Systems Corporation
Shoney's, Inc.
Stride Rite Corporation
Transco Energy Company
Trinova Corporation
USLife Corporation
Yellow Corporation
Zenith Electronics Corporation

 COMPANIES IN LAST YEAR'S PEER GROUP THAT ARE NOT INCLUDED IN THE CURRENT PEER
                                     GROUP

Amdahl Corporation
Andrew Corporation
Ball Corporation
Bally Manufacturing Corporation
Boise Cascade Corporation
Ceridian Corporation
Clark Equipment Company
Federal Paper Board Company, Inc.
Handleman Company
Intergraph Corporation
Stone Container Corporation
Tektronix, Inc.
USAir Group, Inc.

                                     [MAP]


                             PROVIDING DIRECTIONS
                            TO THE ANNUAL MEETING
                                    SITE.

                                                                     APPENDIX A

SPRINGS INDUSTRIES, INC.             VOTING INSTRUCTIONS FOR THE ANNUAL MEETING                CLASS A
                                           OF SHAREHOLDERS -- MAY 1, 1995                   COMMON STOCK

I hereby direct Bankers Trust Company, or its proxy, to vote shares of Springs
Industries, Inc. Class A Common Stock allocated to my account under the Springs of Achievement Partnership Plan at the Annual Meeting of Shareholders of Springs
Industries, Inc. on May 1, 1995 and any adjournment thereof as I have directed below and in its discretion to vote upon any other matters as may properly come before the Meeting and any adjournment.

  1. The election of John F. Akers, Crandall Close Bowles, John L. Clendenin,
     Leroy S. Close, Charles W. Coker, Walter Y. Elisha, Dan M. Krausse, John H.
     McArthur, Aldo Papone, Robin B. Smith, Sherwood H. Smith, Jr., and Stewart
     Turley as Directors.

     FOR all nominees (except as written below)  / /     ABSTAIN from voting for all nominees  / /

    (If you wish to withhold authority to vote for any nominee, please write that nominee's name in this space:

    ----------------------------------------------------------------------------

  2. Ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the Company.

                FOR  / /                AGAINST  / /                ABSTAIN  / /

                          (To be signed on other side)




                                                 -------------------------------
                                                            Signature

                                                 -------------------------------
                                                            Signature


                                                 Date:                    , 1995
                                                       -------------------

         PLEASE MARK, SIGN, DATE, AND RETURN IN THE ENCLOSED ENVELOPE.

                                                                     APPENDIX B

PROXY

SPRINGS INDUSTRIES, INC.                   PROXY FOR THE ANNUAL MEETING                        CLASS B
                                           OF SHAREHOLDERS -- MAY 1, 1995                   COMMON STOCK

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SPRINGS INDUSTRIES, INC.

I hereby appoint Walter Y. Elisha and Crandall C. Bowles and each of them proxies, with power of substitution to each, to vote my stock at the Annual
Meeting of Shareholders of Springs Industries, Inc. on May 1, 1995 and any adjournment thereof as I have directed below and in their discretion, to vote upon any other matters as may properly come before the Meeting and any adjournment.

  1. The election of John F. Akers, Crandall Close Bowles, John L. Clendenin,
     Leroy S. Close, Charles W. Coker, Walter Y. Elisha, Dan M. Krausse, John H.
     McArthur, Aldo Papone, Robin B. Smith, Sherwood H. Smith, Jr., and Stewart
     Turley as Directors.

      FOR all nominees (except as written below)  / /                   ABSTAIN from voting for all nominees  / /

    (If you wish to withhold authority to vote for any nominee, please write that nominee's name in this space:

- --------------------------------------------------------------------------------

  2. Ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the Company.

                FOR  / /                AGAINST  / /                ABSTAIN  / /

IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS.

                          (To be signed on other side)




                                                 -------------------------------
                                                            Signature

                                                 -------------------------------
                                                            Signature

                                                 Sign exactly as your name
                                                 appears. (Give title when
                                                 signing as a Trustee, Executor,
                                                 etc. or Corporate Officer. When
                                                 shares are in the names of more
                                                 than one person, each should
                                                 sign this Proxy.)


                                                 Date:                    , 1995
                                                       -------------------